UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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TESSERA TECHNOLOGIES, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE AND OPPORTUNITY C LP
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
TUDOR BROWN
GEORGE CWYNAR
THOMAS LACEY
GEORGE RIEDEL
DONALD STOUT

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying WHITE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On May 15, 2013, Starboard Value LP issued the following press release:

STARBOARD ISSUES OPEN LETTER TO TESSERA SHAREHOLDERS

Extremely Pleased with Strong Public Endorsement From Company’s Largest Shareholder for the Election of All Six of Starboard’s Director Nominees at Upcoming Annual Meeting

Starboard Urges All Shareholders to Vote the White Proxy Card Today to Support the Best and Most Qualified Slate of Directors to Lead Tessera on the Right Path Forward

New York, NY – May 15, 2013– Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Tessera Technologies, Inc. (Nasdaq:TSRA) (“Tessera” or the “Company”) with approximately 7.7% of the outstanding common stock of the Company, today has issued an open letter to Tessera shareholders following an announcement yesterday by Amici Capital, LLC (“Amici Capital”), the Company’s largest shareholder, that Amici Capital is supporting the election of all six of Starboard’s highly qualified director candidates at the upcoming Annual Meeting.  The full text of the letter is included below:

May 15, 2013
Open Letter to Shareholders of Tessera Technologies, Inc.

Dear Fellow Shareholders:

As you know, we are about one week away from Tessera’s 2013 Annual Meeting where shareholders will have the chance to elect a new Board of Directors.  As we have continually communicated to you through detailed letters and presentations, we believe we have put forth a superior slate of director nominees and a highly credible action plan to put Tessera back on track towards long-term value creation.  As you know, we are one of the largest shareholders of Tessera and our interests are directly aligned with yours.

Just a few short months ago, Tessera was severely broken.  The Board was in disarray and extremely dysfunctional, high levels of turnover persisted at the executive ranks, and there was no end in sight for the extended period of dramatic financial and stock price underperformance that we as shareholders had been forced to endure for far too long.  Starboard therefore undertook, on behalf of shareholders, an intensive process to identify a world-class slate of director candidates committed to executing a thorough strategic turnaround at Tessera.  Left to its own devices and absent external pressure, it did not appear that the Board would take such initiative on its own to address the Company’s many deficiencies and shortcomings.

Throughout this campaign, we have endeavored to gain your support based on presenting the facts, outlining our detailed action plan, and proposing a clearly superior slate of director nominees with specifically relevant credentials for Tessera.  Unfortunately, management and the Board have taken a very different approach in this contest.  They have repeatedly attempted to misrepresent our plan for Tessera, make false claims about our director nominees, and use manipulative tactics to make late-stage corporate governance changes to tip the balance in their favor.

The good news is that shareholders have seen through these transparent actions.  As you may have seen yesterday, the largest shareholder of Tessera, Amici Capital, which owns over four million shares, issued a public press release stating its support for Starboard’s full slate of nominees and its intention to vote all of their shares on Starboard’s WHITE proxy card.

In its public announcement, Amici Capital stated:

“Over the last two months, in preparation for the upcoming annual meeting, we have engaged with each of the thirteen nominees who have been proposed by the Company and Starboard, respectively. We then combined these discussions with observations developed during our nearly five years of share ownership. In our opinion, the choice is clear. We believe that Starboard's nominees are the superior choice to represent shareholders on the Company's Board of Directors. Starboard’s nominees have substantial direct experience in monetizing intellectual property and they have demonstrated an excellent understanding of the Company’s digital optics business. After considering the merits of each side’s proposals, and the results of our interviews and meetings with the nominees, we believe that Starboard’s nominees are considerably better qualified to optimize the value of the Company's assets.”

We are very pleased by Amici Capital’s endorsement and support for our entire slate of director nominees at the upcoming Annual Meeting.  Amici Capital’s conclusion is largely supported by the recent report issued by Glass Lewis, a leading proxy advisory firm, in which Glass Lewis recommended shareholders vote on Starboard’s WHITE proxy card to elect four of our nominees to the Board.

In its report, Glass Lewis stated:

"We believe the Dissident presents a thorough and well-reasoned turnaround plan....Ultimately, we have confidence in the Dissident Nominees apparent willingness and ability to influence and execute a turnaround of the Company's businesses, an idea that both parties agree is necessary."

and

"We believe the Dissident presents a slate of well-qualified director candidates, including nominees with extensive experience managing intellectual property businesses and overseeing licensing and IP enforcement activities....Ultimately, in our opinion, given their specific experience in IP licensing, many of the Dissident Nominees are better qualified to oversee a turnaround strategy at Tessera."

Given the widely-held view that our nominees have appropriate skill sets, qualifications, and track records in areas directly relevant to Tessera, it is unfortunate that we have had to resort to an election campaign to reconstitute the Board.  Our preferable course of action is always to work productively with management teams and boards to effect the changes necessary to unlock shareholder value and transform an otherwise untenable status quo.  Pursuing an election contest is a last resort for us, after exhausting all other possibilities for catalyzing the changes we believe are absolutely required.  At Tessera, for close to a year after our initial investment and then an additional two months after we submitted our nominations, there were no signs that positive changes were forthcoming or that the Board was willing to work constructively with us to change the composition of the Board.

When Interim CEO and Chairman Richard S. Hill first stepped into the public spotlight to take a leadership role as the newly appointed Chairman of Tessera, we were hopeful that this change would lead to a much improved relationship and constructive dialogue between Starboard, a large shareholder, and the Company.  Unfortunately, the Company has focused its resources on fighting to prevent our involvement instead of embracing the valuable input of a large shareholder and its slate of highly qualified director nominees.

While Starboard’s interests are clearly aligned with those of all shareholders as a 7.7% owner, notably, Mr. Hill hasn’t invested one penny of his personal fortune in your company, and the interests of the Company’s nominees are likewise not properly aligned with those of shareholders.  Clearly, this was an important consideration for Amici Capital in its decision to support Starboard’s full slate of nominees:

“Starboard has purchased more than seven percent of the Company's shares, which we believe is an indication that its interests are better aligned with other shareholders who seek to protect and produce shareholder value. Unlike current senior management and the Company’s proposed slate of directors, Starboard has a meaningful financial stake in the outcome of decisions made by the Company’s Board of Directors. In contrast, the Company’s existing management and proposed Board nominees have little or no investment in the Company… The failure of the Company’s management and nominees to align their personal economic interests with the interests of shareholders has been a significant factor in our decision to support the Starboard slate.”

Despite all the rhetoric, Starboard has remained above the fray in striving to be constructive and catalyze meaningful change at Tessera.  Mr. Hill, himself, recognized in a recent Forbes article that recent changes at Tessera are “in part thanks to some justifiable criticisms Starboard made of the way our business was run.”  What we cannot understand is why Mr. Hill has refused to work productively with Starboard to construct the best possible Board for the benefit of all shareholders.  Rather than work with us, Mr. Hill hastily threw together a slate of hand-picked nominees, including two nominees taken directly from his rolodex with limited relevance to Tessera’s businesses, and a third nominee who is a legacy director with an eight-year tenure on the Board, a period of massive shareholder value destruction.

We are extremely pleased that both Amici Capital and Glass Lewis agree that our slate of director candidates is better qualified to engineer a successful turnaround than the Company’s director nominees.  Amici Capital ultimately concluded “that the better course is to vote for the Starboard nominees, who have direct IP monetization experience, and who we believe will strive to serve the Company for the benefit of all shareholders.”

If you share our view that this election should really be about which group of director nominees is most qualified to lead Tessera based on their credentials, relevance to Tessera’s businesses, and track records of success in this industry, then please follow the lead of Amici Capital and vote the WHITE proxy card to elect all six Starboard nominees -- Tudor Brown, George Cwynar, Peter A. Feld, Tom Lacey, George Riedel and Don Stout.  If you have already voted to support management’s nominees, there is still time to change your mind and vote for the Starboard nominees.

Our interests are directly aligned with yours and we continue to believe that there is significant value to be realized at Tessera. We greatly appreciate the support we have received so far and we urge all shareholders to support our nominees at the Annual Meeting so together we can put Tessera back on track for long-term value creation.

Importantly, we look forward to moving past this election contest and working constructively with members of management and the Board to continue to effect positive change at Tessera on behalf of all shareholders.

We look forward to your support.

Best Regards,
/s/ Peter A. Feld
Peter A. Feld
Managing Member
Starboard Value

About Starboard Value LP

Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:

Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

If you have any questions, require assistance with submitting your WHITE proxy card or need additional copies of the proxy materials, please contact:

Okapi Partners
Bruce H. Goldfarb / Patrick McHugh
(212) 297-0720
(877) 869-0171 (toll-free)